UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 30, 2016

PROVISION HOLDING, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-127347	20-0754724
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

9253 Eton Avenue, Chatsworth, California 91311

(Address of principal executive offices) (Zip Code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 30, 2016, Provision Holding, Inc. (the “Company”) entered into an agreement, effective May 18, 2016, to exchange promissory notes held by two noteholders for promissory notes and warrants. The original notes (“Original Notes”) had a principal balance of $180,000 with accrued interest of $84,599, subject to a substantial increase if default provisions of the Original Notes, which the Company disputed, were applied. The principal and interest total of $264,599, subject to a substantial increase if default provisions of the Original Notes which the Company disputed were applied, was convertible at $0.03 per share. The Original Notes were exchanged for promissory notes (“New Notes”) with a conversion price of $0.10 per share and interest rate of 12% and a principal balance of $1,050,000, a discount to the mandatory default amount of the Original Notes claimed by the noteholders, which the Company disputed,. The holders of the New Notes will also receive warrants to purchase the Company’s common stock, equal to 20% of the initial convertible amount of the New Notes, at an exercise price of $0.15 per share. The descriptions of the New Notes and the associated warrants are qualified in their entirety by reference to the full text of the documents, forms of which are attached to this Form 8-K as an exhibit and incorporated herein by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On June 30, 2016, the Company amended its Articles of Incorporation by filing a Certificate of Amendment with the Secretary of State of Nevada to effect an increase in the number of the Company’s authorized common shares from 200,000,000 to 300,000,000. The increase in the authorized number of shares of common stock was approved by the Board of Director of the Company on June 30, 2016 and holders of more than 50% of the voting power of the Company’s capital stock. The Company’s ticker symbol and CUSIP remain unchanged.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

3.1	Certificate of Amendment of Provision Holding, Inc.
10.1	Form of Promissory Note and Warrant

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROVISION HOLDING, INC.

July 8, 2016	By:	/s/ Curt Thornton
Name: Curt Thornton Title: President and Chief Executive Officer

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